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                                                                    EXHIBIT 99.1

              [LETTERHEAD OF BEAR, STEARNS & CO. INC.]


                Consent of Bear, Stearns & Co. Inc.

October 20, 1999


Board of Directors
NBC Internet, Inc.
300 Montgomery Street, Suite 300
San Francisco, CA 94104

     Re: Registration Statement of NBC Internet, Inc. relating to the Agreement and Plan of Contribution and Merger, dated as of May 9, 1999, among Xoom.com, Inc., NBCi, Inc., Xenon 3, Inc., CNET, Inc. and SNAP LLC, and the Agreement and Plan of Contribution, Investment and Merger, dated as of May 9, 1999 among Xoom.com, Inc., National Broadcasting Company, Inc., GE Investments Subsidiary, Inc., Neon Media Corporation and NBCI, Inc.

Ladies and Gentlemen:

     We refer to our opinion letter, dated May 9, 1999 with respect to the merger of Xoom.com, Inc. into Xenon 3, Inc., resulting in Xoom.com becoming a wholly owned subsidiary of NBCi and with respect to the merger of Neon Media Corporation with and into NBCi, with NBCi surviving.

     We hereby consent to the reference to the foregoing opinion letter under the captions "Summary -- Opinions of Financial Advisors to Xoom.com," "The Transactions -- Background," "The Transactions -- Recommendation of Xoom.com's Board of Directors and Reasons for the Transactions," "The Transactions -- Opinion of Xoom.com's Financial Advisors," in, and to the inclusion of such opinion letter as Appendix C-1 to the proxy statement/prospectus that is part of the above referenced Registration Statement. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Bear, Stearns & Co. Inc.

                                    By:
                                           /s/ Lisa M. Price
                                       ----------------------------
                                        Senior Managing Director